Exhibit 99.1

     George Fellows Joins Jack in the Box Inc. Board of Directors


    SAN DIEGO--(BUSINESS WIRE)--Nov. 14, 2006--Jack in the Box Inc. (NYSE: JBX), today announced that George Fellows has joined the company's board of directors, effective Nov. 9. Fellows is president, CEO and a board member of Callaway Golf Company (NYSE: ELY). The company, which is based in Carlsbad, Calif., manufactures and sells golf clubs and golf accessories under the Callaway Golf, Top-Flite, Odyssey and Ben Hogan brands.

    Prior to joining Callaway Golf Company in 2005, Fellows served from 2000 to July 2005 as president and chief executive officer of GF Consulting, a management consulting firm. During this time, he also served as senior advisor to Investcorp International, Inc., and J.P. Morgan Partners, LLC. Previously, he served as president and chief executive officer of Revlon, Inc. He currently serves on the board of VF Corporation (NYSE: VFC), one of the world's largest global apparel companies.

    Fellows holds a bachelor's degree from City College of New York and a MBA from Columbia University, and he completed the Advanced
Management Program at Harvard University.

    Jack in the Box Inc., based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,000 restaurants in 17 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with approximately 50 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 300 restaurants in 40 states. For more information, visit www.jackinthebox.com.

    CONTACT: Jack in the Box Inc.
             Kathleen Finn, 858-571-2229
             External Communications Manager, Corporate Communications kathleen.finn@jackinthebox.com